Exhibit 3.1

EXHIBIT TO
ARTICLES OF INCORPORATION
OF
UNITED BUSINESS HOLDINGS, INC.
a Nevada corporation
ARTICLE 8
     The term of existence of this corporation will be perpetual.
ARTICLE 9
     The corporation may issue shares of its common stock from time to time for such consideration (not less than the par value thereof) as may be fixed by the board of directors of the corporation, which is expressly authorized to fix the same in its absolute and uncontrolled discretion. Shares so issued for which the consideration shall have been paid or delivered to the corporation shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon, and the holders of such shares shall not be liable for any further payments in respect of such shares.
     A. Voting Rights. The holders of each share of common stock shall have the right to one vote, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law on all matters submitted to a vote at any meeting of stockholders.
     B Dividend Rights. Subject to the rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of shares of common stock shall be entitled to receive, when declared by the board of directors, out of any funds of the corporation legally available therefor, such dividends as may be declared from time to time by the board of directors.
ARTICLE 10
     In furtherance of and not limiting the powers conferred by the laws of the State of Nevada, the board of directors is expressly authorized to make, alter, amend or repeal the bylaws of the corporation or to adopt new bylaws; provided, however, that any provisions of the bylaws adopted or required to be adopted pursuant to the Nevada Revised Statutes by the stockholders of the corporation may be made, altered or repealed only by the stockholders of the corporation.
ARTICLE 11
     The directors of the corporation shall be protected from personal liability, through indemnification or otherwise, to the fullest extent permitted under the Nevada Revised Statutes as from time to time in effect. A director of the corporation shall under no circumstances have any personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for those specific breaches and acts or omissions with respect to which the Nevada Revised Statutes expressly provides that this provision shall not eliminate or limit such personal liability of directors. The modification, amendment or repeal of this Article 11 shall not affect the restriction hereunder of a director’s personal liability for any act or omission occurring prior to such modification, amendment or repeal.
ARTICLE 12
     The corporation shall, to the fullest extent permitted by Section 78.7502 of the Nevada Revised Statutes, as the same may be amended and supplemented from time to time, indemnify any and all persons whom it shall have power to indemnify under Section 78.7502 from and against any and all of the expenses, liabilities or other matters referred to in, or covered by, Section 78.7502, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity while holding such office and to action while serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person; provided, however, that the corporation shall indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized by the board of directors of the corporation. In connection with the indemnification provided: (i) by Section 78.7502 of the Nevada Revised Statutes, (ii) under any bylaw or agreement, (iii) by any vote of stockholders or disinterested directors or (iv) otherwise, expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an acknowledgement of or an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation in accordance with Section 78.7502 of the Nevada Revised Statutes or as authorized in the bylaws of the corporation.
ARTICLE 13
     No stockholder of the corporation shall, by reason of holding shares of any class of its capital stock, have any preemptive or preferential right, except as such rights are expressly provided by contract, to purchase or subscribe for any shares of any class of the corporation, now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying warrants, rights or options to purchase shares of any class or any other security, now or hereafter to be authorized, whether or not the issuance of any such shares or such notes, debentures, bonds or other securities would adversely affect the dividend, voting or any other rights of such stockholder; and the board of directors may issue shares of any class of the corporation, or any notes, debentures, bonds or other securities convertible into or carrying warrants, rights or options to purchase shares of any class, without offering any such shares of any class, either in whole or in part, to the existing holders of any class of stock of the corporation.
ARTICLE 14
     Cumulative voting for the election of directors of the corporation shall not be permitted.

ARTICLE 15
     The corporation reserves (i) the right at any time, and from time to time, (A) to amend, alter, change or repeal any provisions contained in this Articles of Incorporation, and (B) to add or insert, in the manner now or hereafter prescribed by law, other provisions now or hereafter authorized by the laws of the State of Nevada; and (ii) all rights, preferences and privileges of whatever nature conferred upon stockholders, directors or any other person by and pursuant to this Articles of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article 15.
     Notwithstanding any other provision of this Certificate, the affirmative vote of at least 80% of the total voting power of the corporation shall be required to amend or repeal Article 11, Article 12 or this Article 15, and any repeal or amendment of Article 11, Article 12 or Article 15 by the shareholders of the corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the corporation arising from an act or omission occurring prior to the time of such repeal or amendment or the rights of any director or officer to indemnification pursuant to Articles 11 and 12 that may have arisen prior to such appeal or amendment.
ARTICLE 16
     Whenever a compromise or arrangement is proposed between the corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Nevada may, on the application in a summary way of the corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the corporation under Section 78.600 of the Nevada Revised Statutes, order a meeting of the stockholders or class of stockholders of the corporation, as the case may be, to be summoned in such manner as such court directs. If stockholders representing three-fourths of the total shares outstanding or any class of shares outstanding, as the case may be, agree to any compromise or arrangement and to any reorganization of the corporation as consequence of such compromise or arrangement, such reorganization shall, if sanctioned by the court to which such application has been made, be binding on all of the stockholders or class of stockholders of the corporation, as the case may be, and also on the corporation.
ARTICLE 17
     In addition to the requirements of any applicable statute, the affirmative vote of not less than eighty percent (80%) of the total votes entitled to be cast in an election of directors attributable to shares owned by persons other than a “control person” (as hereinafter defined), considered for purposes of this Article 17 as one class, shall be required for the approval or authorization of any “business combination” (as hereinafter defined) between the corporation and any control person; provided, however, that such additional voting requirement shall not be applicable if:
(1)	The board of directors of the corporation has expressly approved and recommended such business combination to the stockholders by at least a two-thirds (66 2/3%) vote;

(2)	The business combination is solely between the corporation and another corporation, fifty percent (50%) or more of the voting stock of which is owned by the corporation and none of which is owned by a control person and each holder of common stock of the corporation receives the same type of consideration in proportion to his holdings;

(3)	The business combination is solely between the corporation and another corporation and, following such business combination, those stockholders owning all of the voting stock of the corporation immediately prior to the business combination hold greater than fifty percent (50%) of the voting stock of the entity surviving such business combination; or

(4)	All of the following conditions are satisfied: (a) The cash or fair market value of the property, securities or “other consideration to be received” (as hereinafter defined) per share in the business combination by holders of the common stock of the corporation is not less than the higher of (i) the highest price per share (including brokerage commissions, soliciting dealers’ fees and dealer-management compensation) paid by such control person in acquiring any of its holdings of the corporation’s common stock, or (ii) the highest per share market price of common stock during the three-month period immediately preceding the date of the proxy statement described in (c) below; and (b) After becoming a control person and prior to the consummation of such business combination (i) such control person shall not have acquired any newly issued shares of capital stock, directly or indirectly, from the corporation (except upon conversion of convertible securities acquired by it prior to becoming a control person or upon compliance with the provisions of this Article 17 or as a result of a pro rata stock dividend or stock split), and (ii) such control person shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by the corporation, or made any major changes in the corporation’s business or equity capital structure; and (c) a proxy statement responsive to the requirements of the Securities Exchange Act of 1934, as amended, whether or not the corporation is then subject to such requirements, shall be mailed to the public stockholders of the corporation for the purpose of soliciting stockholder approval of such business combination.
     For purposes of this Article 17 and Article 18:
     (A) The term “business combination” shall mean (a) any merger or consolidation of the corporation with or into a control person, (b) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any substantial part of the assets of the corporation (including without limitation any voting securities of a subsidiary) or of a subsidiary, to a control person, (c) any merger or consolidation of a control person with or into the corporation or a subsidiary of the corporation, (d) any sale, lease, exchange, transfer or other disposition of all or any “substantial part” (as hereinafter defined) of the assets of a control person to the corporation or a subsidiary of the corporation, (e) the issuance of any securities of the corporation or a subsidiary of the corporation to a control person, (f) the acquisition by the corporation or a subsidiary of the corporation of any securities of a control person, (g) any reclassification of common stock of the corporation, or any recapitalization involving common stock of the corporation, consummated within five years after a control person becomes a control person, and (h) any agreement, contract or other arrangement providing for any of the transactions described in this definition of business combination;
     (B) The term “control person” shall mean and include any individual, corporation, partnership or other person or entity which, together with their “affiliates” and “associates” (as defined below), “beneficially” owns (as this term is defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934) in the aggregate 10% or more of the outstanding shares of common stock of the corporation, and any “affiliate” or “associate” (as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934) of any such individual, corporation, partnership or other person or entity;
     (C) The term “subsidiary” shall mean any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the corporation;
     (D) The term “substantial part” shall mean more than 10% of the total assets of the corporation in question, as of the end of its most recent fiscal year ending prior to the time the determination is being made;
     (E) The phrase “other consideration to be received” shall include, without limitation, common stock of the corporation retained by its existing public stockholders in the event of a business combination with such control person in which the corporation is the surviving corporation; and
     (F) Without limitation, any shares of common stock of the corporation which any control person has the right to acquire at any time pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed outstanding and beneficially owned by such control person for purposes of this Article 17 only.
     The provisions set forth in this Article 17 may not be repealed or amended in any respect or in any manner including any merger or consolidation of the corporation with any other corporation unless the surviving corporation’s Articles of Incorporation contains an article to the same effect as this Article 17, except by the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of common stock of the corporation, subject to the provisions of any series of preferred stock which may at the time be outstanding; provided, however, that if there is a control person such action must be approved by not less than eighty percent (80%) of the total votes entitled to be cast in an election of directors attributable to shares owned by persons other than the control person.
ARTICLE 18
     In connection with the exercise of its judgment in determining what is in the best interest of the corporation and of the stockholders, when evaluating a “business combination” (as defined above) or a proposal by another person or persons to make a business combination or a tender or exchange offer, the board of directors of the corporation will, in addition to considering the adequacy of the amount to be paid in connection with any such transaction, consider all of the following factors and any other factors which it may deem relevant:
(1)	the social and economic effects of the transaction on the corporation and its “subsidiaries” (as defined above), employees, depositors, loan and other customers, creditors, and other elements of the communities in which the corporation and its subsidiaries operate or are located;

(2)	the business and financial condition and earning prospects of the acquiring person or persons, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition and other likely financial obligations of the acquiring person or persons, and the possible effect of such condition upon the corporation and its subsidiaries and the other elements of the communities in which the corporation and its subsidiaries and the other elements of the communities in which the corporation and its subsidiaries operate or are located;

(3)	the competence, experience and integrity of the acquiring person or persons and its or their management;

(4)	whether the proposed transaction might violate federal or state law; and

(5)	not only the consideration being offered in a proposed transaction and related to the current market price for the outstanding capital stock of the corporation, but also to the market price for the capital stock of the corporation over a period of years, the estimated price that might be achieved in a negotiated sale of the corporation as a whole or in part, and the corporation’s future value as an independent entity.